Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)Registration Statement (Form S-8 No. 333-274295) pertaining to the 2022 Long-Term Incentive of NuScale Power Corporation,
(2)Registration Statement (Form S-3 No. 333- 272342) pertaining to the registration of Class A Common Stock, Preferred Stock, Debt Securities, Warrants and Units of securities of NuScale Power Corporation,
(3)Registration Statement (Form S-8 No. 333-266023) pertaining to the 2022 Long-Term Incentive Plan Fourth Amended and Restated Equity Incentive Plan of NuScale Power, LLC of NuScale Power Corporation, and
(4)Registration Statement (Form S-3ASR No. 333-289467) pertaining to the automatic shelf registration of Class A Common Stock, Preferred Stock, Depositary Shares, Debt Securities, Warrants and Units of securities of NuScale Power Corporation;

of our reports dated February 26, 2026, with respect to the consolidated financial statements of NuScale Power Corporation and the effectiveness of internal control over financial reporting of NuScale Power Corporation included in this Annual Report (Form 10-K) of NuScale Power Corporation for the year ended December 31, 2025.

/s/ Ernst & Young LLP

Houston, Texas

February 26, 2026